Exhibit 10.1

EXECUTION VERSION

May 23, 2021

Mr. Dan O. Dinges

[***]
[***]

Re:      Employment Letter Agreement

Dear Dan:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 23, 2021, among Cabot Oil & Gas Corporation (“Cabot”), Double C Merger Sub, Inc., a wholly owned subsidiary of Cabot (“Merger Sub”), and Cimarex Energy Co. (“Cimarex”), pursuant to which Merger Sub will be merged with and into Cimarex (the “Merger”) in accordance with the terms of the Merger Agreement.

This letter agreement (this “Letter Agreement”) is intended to memorialize our agreement regarding the terms of your employment with Cabot following the consummation of the Merger, and your related compensation and benefits. Capitalized terms used but not defined in this Letter Agreement have the meanings ascribed to them in the Merger Agreement.

1.            Employment Period. This Letter Agreement shall be effective for the period commencing on the Closing Date (the “Effective Date”) and ending on the Chairman Succession Date (such period, the “Employment Period”). This Letter Agreement shall automatically terminate and be of no force or effect if your employment with Cabot is terminated before the Closing or the Merger Agreement is terminated for any reason without the occurrence of the Closing.

2.            Employment Terms. Effective as of the Effective Date, the principal terms of your compensation and benefits in connection with your employment with Cabot will be as set forth on Exhibit A to this Letter Agreement (the “Employment Terms”).

3.            Change in Control Agreement. The Change in Control Agreement dated as of December 10, 2008 and effective as of December 31, 2008 (as amended pursuant to the Cabot Confirmation that Certain Benefits no Longer Apply, dated as of December 9, 2010 and effective as of October 26, 2010) between you and Cabot (the “Change in Control Agreement”), shall continue in full force and effect in accordance with its terms. A copy of the Change in Control Agreement is included in Exhibit B to this Letter Agreement.

4.            Section 409A. The provisions of Section 19 (Section 409A Compliance) of the Change in Control Agreement are hereby incorporated by reference into this Letter Agreement and shall apply to this Letter Agreement and the Employment Terms as if set forth herein, mutatis mutandis.

5.            Governing Law. The validity, interpretation, construction and performance of this Letter Agreement shall in all respects be governed by the laws of Texas, without reference to principles of conflicts of law.

6.            Entire Agreement; Amendments. This Letter Agreement (including the Employment Terms), together with the Change in Control Agreement and any restrictive covenants between you and Cabot, represents the complete understanding between you and Cabot regarding the subject matter of this Letter Agreement. No amendment to this Letter Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Letter Agreement shall continue in full force and effect.

7.            Employment At Will; Tax Withholding. This Letter Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Your employment with Cabot will be “at will”, which means that either you or Cabot may terminate your employment relationship at any time, with or without cause or notice, subject only to payment of the compensation and benefits contemplated by this Letter Agreement or any other agreement between you and Cabot that may be entered into after the Effective Date. Employment with Cabot for purposes of this Letter Agreement shall include employment with any subsidiary or affiliate of Cabot. Cabot reserves the right to withhold or cause to be withheld applicable local, state, federal and foreign taxes from any amounts paid pursuant to this Letter Agreement in the reasonable discretion of Cabot.

[Signature Page Follows]

2

Sincerely,

CABOT OIL & GAS CORPORATION

By:	/s/ Scott C. Schroeder
	Name:	Scott C. Schroeder
	Title:	Executive Vice President and Chief Financial Officer

Acknowledged and Agreed:

/s/ Dan O. Dinges
Dan O. Dinges

Exhibit A

Employment Terms

Provision	Terms
Position	You will be employed as Executive Chairman of Cabot and serve as a member of the Board of Directors of Cabot (the “Board”).
Reporting	You will report directly and exclusively to the Board.
Duties and Authority	You will have such duties, authority and responsibilities as are commensurate with your position as Executive Chairman as reasonably assigned by the Board from time to time.
Location; Relocation	Your principal place of employment will be at Cabot’s headquarters in Houston, Texas.
Base Salary	Your base salary will be $1,100,000 per year, subject to review annually for increase but not decrease. You acknowledge that if the Board applies a temporary compensation reduction on a uniform basis to all executive officers of Cabot, such reduction may apply to you.
Annual Cash Incentive Award	During each year of the Employment Period, you will be eligible for an annual cash incentive award with a target opportunity of 130% of annual base salary (the “Target Incentive Opportunity”), which will be payable in accordance with the annual cash incentive plan applicable to other executive officers of Cabot. Your Target Incentive Opportunity will be subject to review annually for increase but not decrease.
Annual Long-Term Incentive Awards	During each calendar year that commences during the Employment Period, you will be granted annual long-term incentive awards with a target grant date fair value of $4,500,000 (the “Target LTI Opportunity”). The grant timing, form and terms and conditions of such long-term incentive awards will be no less favorable than those applicable to other executive officers of Cabot. Your Target LTI Opportunity will be subject to review annually for increase but not decrease.
Employee Benefits, Perquisites, and Office Space/Assistant	During the Employment Period, you will be entitled to employee benefits and perquisites on terms that are no less favorable than those provided to other executive officers of Cabot from time to time, provided that such benefits and perquisites will include an annual executive physical, reimbursement for tax, estate and financial planning, eligibility to participate in Cabot’s deferred compensation plan(s) and use of the company plane for business purposes in accordance with Cabot’s policies for company plane use as in effect from time to time. During the Employment Period, you will also be provided office space appropriate for your position at Cabot’s corporate headquarters in Houston, Texas and a Cabot-compensated assistant.

Provision	Terms
Review for New Peer Group	Your compensation and benefits generally will be subject to review for upward adjustment at the same time as other executive officers of Cabot following the Effective Date with respect to fiscal year 2022 to ensure that your compensation and benefits are commensurate with market practices for Cabot’s peer group following the Effective Date.
Severance and Termination Provisions

Notwithstanding anything to the contrary, prior to the Chairman Succession Date, your removal from, or the failure to appoint, re-elect or re-nominate you to, as applicable, your position as the Executive Chairman of the Board will require the affirmative vote of at least 75% of the full Board. Any termination of your employment by Cabot prior to or upon the expiration of the Employment Period shall be considered a Constructive Termination Without Cause entitling you to the Termination Benefits under the Change in Control Agreement.

Your termination of employment with Cabot upon the expiration of the Employment Period shall be considered your retirement for purposes of your then outstanding Cabot equity awards and such awards shall be treated in accordance with the retirement provisions of the Cabot Equity Plans and your award agreements. Your Cabot equity awards that were granted prior to the Effective Time will be treated in accordance with the terms of the Merger Agreement.

Death or Disability	Upon termination due to death or Disability (as defined in the Change in Control Agreement), you (or your estate) will be entitled to receive any accrued and unpaid base salary and annual incentive awards, any accrued and unused paid time off, any unreimbursed business expenses and any benefits payable in accordance with the terms of any other benefit plan of Cabot. All outstanding Cabot equity awards will be treated as provided in the Cabot Equity Plans and your award agreements.
Restrictive Covenants	You will be subject to the confidentiality covenant contained in the Change in Control Agreement and any other restrictive covenants contained in any agreement between you and Cabot. In consideration of the benefits provided by this Letter Agreement, and given your continued access to the confidential information of Cabot during the Employment Period, you also agree to comply with the noncompetition and nonsolicitation covenants set forth in Exhibit C hereto.

Provision	Terms
Indemnification; Insurance

Cabot will indemnify you and hold you harmless for actions taken in your role as an officer or director of Cabot or any of its subsidiaries to the fullest extent permitted by applicable law.

You will continue to be covered by director and officer insurance, both during and after the period of your service to Cabot and its subsidiaries for so long as the potential for liability exists, on terms no less favorable than those applicable to any other executive officers and directors of Cabot.

Exhibit B

[Change in Control Agreement]

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, made and entered into as of the 10th day of December, 2008 and effective as of December 31, 2008, by and between CABOT OIL & GAS CORPORATION, with its principal office at 1200 Enclave Parkway, Houston, Texas 77077 (together with its successors and assigns permitted under this Agreement, the "Company"), and Dan O. Dinges (the "Executive"),

WITNESSETH:

WHEREAS, on November 3, 1995, the Compensation Committee of the Board of Directors of the Company authorized and adopted a Change in Control Program to provide for certain benefits to certain of the officers of the Company in the event of certain terminations of employment, and determined that such program would be in the best interests of the Company; and

WHEREAS, on July 17, 2001, upon the recommendation of its Compensation Committee, the Board of Directors of the Company authorized and adopted certain modifications to the Change in Control Program; and

WHEREAS, the Company and the Executive entered into an agreement effective as of September 17, 2001 (the "2001 Agreement"), setting forth the rights and responsibilities of the parties pursuant to the Company's modified Change in Control Program; and

WHEREAS, the Company and the Executive now desire to adopt changes, including changes necessary to cause the 2001 Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the related regulations and guidance thereunder (collectively, "Section 409A"), such amendment to be evidenced by entering into this agreement (the "Agreement"), which supersedes and replaces the 2001 Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (each, individually, a "Party" and, collectively, the "Parties") agree as follows:

1.       Definitions:

(a)       "Annual Compensation" shall mean the sum of (I) the Executive's Base Salary in effect immediately prior to the Change in Control or, if greater, immediately prior to the Executive's termination and (II) the greater of (1) 100% of the Executive's target Bonus with respect to the fiscal year during which the Change in Control occurred or, if greater, the fiscal year during which the Executive's termination occurred and (2) the Executive's actual Bonus paid (including any amount deferred at the election of the Executive) with respect to any of the three fiscal years immediately preceding the Change in Control or, if termination of employment occurs prior to a Change in Control, termination of employment.

(b)       "Base Salary" shall mean the Executive's annualized base rate of pay with the Company.

(c)       "Beneficiary" shall mean the person or persons named by the Executive pursuant to Section 10 hereof or, in the event no such person is named or survives the Executive, his estate.

(d)       "Board" shall mean the Board of Directors of the Company.

(e)       "Bonus" shall mean the cash amount, excluding any amount relating to the vesting of options or granting of performance shares or vesting of restricted stock or any other long-term incentive award, in excess of the Executive's Base Salary, awarded to the Executive in any year.

(f)       "Cause" shall mean:

(I)       dishonesty by the Executive which results in significant loss to the Company and significant personal enrichment to the Executive;

(II)           a material failure of the Executive to perform his obligations under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); or

(III)        the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties.

(g)       "Change in Control" shall mean:

(I)       The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (III) of this definition; or

(II)       Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(III)      Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common equity of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(IV)      Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than a liquidation or dissolution in connection with a transaction to which subsection (III) applies.

Notwithstanding the foregoing, none of the events described in subsections (I) through (IV) above shall constitute a Change in Control unless such event also meets the requirements of Section 409A(a)(2)(A)(v) of the Code and the related regulations and guidance.

(h)            "Confidential Information" shall mean information about the Company or any of its Subsidiaries or their respective businesses, products and practices, disclosed to or known or obtained by the Executive as a direct or indirect consequence of or through the Executive's employment with the Company, which information is not generally known in the business in which the Company or such Subsidiaries are or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (I) available to the public from a source other than the Executive, (II) released in writing by the Company to the public or to persons who are not under a similar obligation of confidentiality to the Company and who are not parties to this Agreement, (III) obtained by the Executive from a third party not under a similar obligation of confidentiality to the Company, (IV) required to be disclosed by any court process or any government or agency or department of any government, or (V) the subject of a written waiver executed by the Company for the benefit of the Executive.

(i)              "Constructive Termination Without Cause" shall mean a termination of the Executive's employment at his initiative as provided in Section 2 within 30 days following the occurrence, without the Executive's prior written consent, of one or more of the following events:

(I)                any loss of the Executive's titles or positions in effect at the time of a Change in Control or any adverse change in the position to which the Executive reports or the principal departmental functions that report to the Executive at the time of a Change in Control (reporting relationships) that in any case results in a diminution of the Executive's responsibility or the Executive's access to the Chief Executive Officer of the Company;

(II)             the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect on the date of a Change in Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(III)           any reduction in total aggregate compensation, including, but not limited to, the aggregate benefits of all fringe benefits, Bonus opportunity, long-term incentive opportunity or perquisites applicable to the Executive immediately prior to a Change in Control, or any reduction in Base Salary, Bonus opportunity or long-term incentive opportunity from that immediately preceding a Change in Control;

(IV)          the relocation of the Executive's office location as assigned to him by the Company to a location more than 35 miles from his office location at the time of a Change in Control;

(V)             any failure by the Company to comply with any of the provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(VI)           any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement for Cause; or

(VII)           any failure by the Company to comply with and satisfy Section 5 of this Agreement, provided that the successor contemplated by Section 5 has received, at least 10 days prior to the giving of notice of constructive termination by the Executive, written notice from the Company or the Executive of the requirements of Section 5 of the Agreement.

(j)            "Disability" shall mean that the Executive has met one of the following requirements:

(i)       As a result of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, the Executive is (A) unable to engage in any substantial gainful activity or (B) receiving income replacement benefits or a period of not less than six months under the Cabot Group Health and Welfare Plan; or

(ii)       The Executive has been determined to be disabled in accordance with the terms of the Cabot Group Health and Welfare Plan, provided, however, that the terms of such plan define disability in a manner consistent with Treasury Regulations Section 1.409A-3(i)(4).

(k)          "Initial Term" shall mean the period commencing on January 1, 2009 and ending January 1, 2012.

(l)       "Potential Change in Control Period" shall mean the period beginning on the date a Potential Change in Control occurs and ending on the earlier to occur of (I) the expiration of 12 months thereafter or (II) the Board determining in good faith that there is no longer a risk of a Change in Control occurring.

(m)       "Potential Change in Control" shall be deemed to have occurred, if:

(I)        the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II)       any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(III)     any Person, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such Person on the date hereof; or

(IV)      the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential Change in Control has occurred.

(n)               "Subsidiary" shall mean any corporation in which the Company either (I) controls more than 50% of the voting power of all securities of such corporation or (II) owns more than 50% of the total value of all equity securities of such corporation.

(o)               "Term" shall mean the term of this Agreement, which shall consist of the Initial Term and any extensions thereof.

(p)               "Termination Benefits" shall mean:

(I)       an amount of cash equal to the product of (A) Annual Compensation times (B) three; and

(II)       immediate vesting of and lapse of restrictions with respect to all of the Executive's equity-based incentive awards that remain outstanding at the time of the Executive's termination without Cause or Constructive Termination Without Cause, whether or not such would be the result under the provisions of any applicable award Agreements; provided that (i) the application of this Section 1 (p)(II) to performance-based awards shall remain subject to the terms of the applicable award agreement for purposes of calculating the amount of and the timing of payment of benefits thereunder and (ii), to the extent applicable, each of the Executive's unexercised options or stock appreciation rights ("SARs") shall immediately become and shall remain exercisable (without regard to any provision with respect to expiration upon termination of employment) until the earlier to occur of exercise of the option or SAR or the expiration of the option or SAR at the end of its full term; and

(III)      at the Executive's election, and subject to the Executive's payment of the applicable premiums set forth on Schedule A, continued medical, dental and life insurance coverage (or reimbursement for the premiums for such coverage or reimbursement for covered expenses, at the Company's election) in each case for three years following the date of the Executive's termination without Cause or Constructive Termination Without Cause as though the Executive's employment were continued in effect during such time and without regard to any benefit reductions implemented after the date of such termination; provided that the Executive may elect to receive one or more of such coverages and not the others; provided, further, that COBRA coverage shall commence only as of the end of such three-year period; and

(IV)      immediate crediting of an additional three years of service under the Company's non-qualified retirement plans in which the Executive is participating at the time of the Change in Control and payments under a non-qualified plan equal to the sum of (1) the amount of any additional benefits that would be attributable to a crediting of an additional three years of service in the Company's qualified plans in which the Executive is participating at the time of the Change in Control and (2) an amount equal to the unvested portion of the Executive's benefits under any non-qualified or qualified Company employee pension benefit plans; and

(V)     reimbursement of expenses for outplacement assistance; provided however, that (1) the total amount of such reimbursement shall not exceed 15% of the Executive's Base Salary in effect on the date of a Change in Control or, if termination of employment occurs prior to a Change in Control, termination of employment; (2) subject to the policies established by the Company for timely submission of such expenses for reimbursement in accordance with this Agreement, any expenses reimbursable in accordance with this clause (V) must be incurred on or before the last day of the two-year period commencing on the last day of the calendar year in which .the Executive's termination occurs (the "Reimbursement Period") and (3) any reimbursement of such expenses shall take place within one year of the expiration of the Reimbursement Period; and

(VI)    the sum of (1) any unpaid salary earned by the Executive for periods prior to employment termination plus (2) the Executive's target Bonus for the fiscal year of termination prorated for the actual elapsed days of such fiscal year prior to such termination.

2.       Certain Executive Employment Obligations; Events Triggering Termination Benefits:

(a)             The Executive agrees not to terminate his employment for reasons other than death, Disability or Constructive Termination Without Cause (I) during the 90-day period following a Change in Control or (II) during a Potential Change in Control Period.

(b)             In the event, within two years following a Change in Control occurring during the Term, the Executive's employment is terminated by the Company without Cause (other than by death or Disability) or there is a Constructive Termination Without Cause, then the Executive shall be entitled to receive the Termination Benefits. The Termination Benefits provided in clauses (II), (III) and (V) of the definition of Termination Benefits shall be provided at the times specified in such clauses. The Termination Benefits provided in clause (VI)(1) of the definition of Termination Benefits shall be paid on the customary payment date for salary payments. The Termination Benefits described in clauses (I), (IV), and (VI)(2) of the definition of Termination Benefits shall be paid in a cash lump sum on the 15th business day following the date of such termination. Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Section 409A of the Code at the time of his termination, any such payment under clauses (I), (IV) and (VI)(2) shall be made on the fifteenth business day following the earlier of (i) the expiration of six months from the date of the termination of the Executive's employment or (ii) the date of the Executive's death. Except as otherwise provided in the definition of Constructive Termination Without Cause, the failure of the Executive to effect a Constructive Termination Without Cause as to any one event described in such definition shall not affect his entitlement to effect a Constructive Termination Without Cause as to any other such event.

(c)             In the event the Executive's employment is terminated prior to a Change in Control by the Company Without Cause (other than by death or Disability) or there is a Constructive Termination Without Cause and either (I) the Executive reasonably demonstrates that such termination was at the request of a third party or as a result of actions by the third party who has taken steps reasonably calculated to effect a Change in Control or (II) the termination occurs during a Potential Change in Control Period, then the Executive's employment shall be deemed to have terminated following a Change in Control and the Executive shall be entitled to receive the Termination Benefits as provided in Section 2(b). Prior to a Change in Control, the determination of what events constitute grounds for a Constructive Termination Without Cause and the amount of Termination Benefits payable on a termination shall be made as if a Change in Control occurred immediately prior to the event or termination, as applicable.

(d)          If (I) the Executive's employment is terminated for Cause, (II) the Executive voluntarily terminates his employment and such does not constitute a Constructive Termination Without Cause, or (III) the Executive's employment is terminated by death or Disability, then the Executive shall not be entitled to receive the Termination Benefits.

3.       Tax Protection: Notwithstanding, any provision of this Agreement to the contrary in the event it shall be determined that any payment or distribution to or for the benefit of the Executive (determined without regard to (a) whether such payment or distribution has occurred, (b) whether the Executive's employment has terminated and (c) the effect of any Gross-up Payment required under this paragraph) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such Excise Tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that after payment by the Executive of all income, excise and other taxes (and any interest and penalties imposed with respect thereto), the Executive retains an amount of the Gross-Up Payment equal to the sum of (i) the excise tax imposed upon the Payment or the Gross-up Payment and (ii) without duplication, an amount equal to the product of (1) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income, and (2) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is made or is to be made. Any payment made to or on behalf of Employee which relates to taxes imposed on Employee shall be made not later than the end of the calendar year next following the calendar year in which such taxes are remitted by or on behalf of Employee. Any payment made to or on behalf of Employee which relates to reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

4.       No Mitigation; No Offset: In the event of a termination of employment under Section 2 of this Agreement, the Executive shall be under no obligation to seek other employment, and there shall be no offset against the Termination Benefits due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

5.                  Effect of Agreement on Other Benefits and Rights of the Executive: Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to any termination pursuant to Section 2 shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.                  Assignability; Binding Nature: This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No obligations of the Company under this Agreement may be assigned or transferred by the Company except that such obligations shall be assigned or transferred (as described below) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the surviving entity or successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.                  Representation: The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person or entity.

8.                  Entire Agreement: Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreement.

9.                  Amendment or Waiver: No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized representative of the Company, as the case may be. The Company will advise the Compensation Committee of the Board of any waivers under, or amendments to, this Agreement.

10.              Severability: In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

11.                Beneficiaries/References: The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

12.                Governing Law/Jurisdiction: This Agreement shall be governed by and construed and interpreted in accordance with the laws of Texas without reference to principles of conflict of laws.

13.                Disputes:

(a)             In the event of any dispute concerning this Agreement, either the Executive or the Company may compel the resolution of such dispute by binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The location of such arbitration shall be the city in which the Executive's principal office with the Company is located. Upon receipt of a written demand for arbitration, a hearing shall be scheduled to be held within 60 days of receiving such demand. All costs, fees and expenses, including attorney fees of both the Executive and the Company, of any arbitration in connection with this Agreement which results in any decision or settlement requiring the Company to make a payment or provide any form of compensation to the Executive in excess of any amount agreed to be paid by the Company shall be borne by, and be the obligation of, the Company. In the event the arbitration does not result in such a decision or settlement, each party shall bear its own expenses and 50% of the costs and expenses of the arbitration. The obligation of the Company under this Section 12 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

(b)            In the event that any person asserts that any of the payments or benefits provided to or in respect of the Executive pursuant to this Agreement or otherwise, by or on behalf of the Company, are subject to excise taxes under Section 4999 of the Code, the Company shall assume, and pay the costs of, the dispute with such person but may settle such dispute in its discretion.

(c)             Pending the outcome or resolution of any arbitration, the Company shall continue payment of all amounts due the Executive without regard to any dispute but only if the Executive agrees in writing that if and to the extent that the Company prevails he will promptly repay to the Company (or, regardless of the existence of such agreement, the Company may set off against any amounts due to the Executive) appropriate amounts plus interest at the applicable Federal Rate provided for in Section 7872(f)(2)(A) of the Code from the date any amount was paid by the Company to the Executive.

14.             Notices: Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company or the Board:

Cabot Oil & Gas Corporation

1200 Enclave Parkway
Houston, Texas 77077
Attention: Secretary

If to the Executive:

Dan O. Dinges

[***]

[***]

15.            Confidential Information:

(a)               Non-Disclosure: During the Term or at any time thereafter, irrespective of the time, manner or cause of the expiration of the Term, the Executive will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Company, in any manner whatsoever, any Confidential Information without the prior written consent of the Board.

(b)               Return of Property: Upon the Executive's termination of employment, the Executive will surrender to the Company all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Company or any Subsidiary, and all copies thereof, and all other property belonging to the Company or any Subsidiary; provided, however, that the Executive shall be accorded reasonable access to such Confidential Information subsequent to the Executive's termination of employment for any proper purpose as determined in the reasonable judgment of the Company.

16.            Headings: The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

17.            Counterparts: This Agreement may be executed in two or more counterparts.

18.            Term of Agreement: This Agreement shall remain in effect for the Initial Term, for any extensions of the Term as set forth herein and thereafter to the extent necessary to maintain this Agreement in effect for a period of 24 months following any Change in Control during the Term. On January 1, 2011 and on each succeeding anniversary of such date thereafter, the Term shall be automatically extended by one year from the date upon which it would otherwise expire, unless prior to such anniversary the Company shall have given written notice to the Executive that the Term shall not be so extended. In addition, the respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

19.            Section 409A Compliance: The following provisions shall apply to this Agreement, notwithstanding any provision to the contrary:

(a)       This Agreement is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A.

(b)       This Agreement shall not be amended in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.

(c)       The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.

(d)       The Company shall neither cause nor permit any adjustments to any equity interest to be made in a manner that would result in the equity interest's becoming subject to Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Section 409A to the extent applicable.

(e)       For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.

(f)       Notwithstanding any provision of this Plan to the contrary, if the Executive is treated by the company as a "specified employee" within the meaning of Section 409A of the Code as of the date of the termination of the Executive's employment, then any amounts or benefits which

(I)                are payable under this Agreement upon the upon the Executive's "separation from service" within the meaning of Section 409A,

(II)              are subject to the provisions of Section 409A,

(III)           are not otherwise excluded under Section 409A, and

(IV)          would otherwise be payable during the first six-month period following such separation from service shall be paid on the fifteenth business day next following the earlier of (i) the expiration of six months from the date of the termination of the Executive's employment or (ii) the date of the Executive's death.

(g)       All reimbursements pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. The amounts reimbursed during the Executive's taxable year may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December, 31, 2008.

CABOT OIL & GAS CORPORATION

Date: 12/17/2008	By:	/s/ William P. Vititoe
William P. Vititoe
Director and Compensation Committee Chairman

EXECUTIVE

Date: 12/17/2008	By:	/s/ Dan O. Dinges
Dan O. Dinges
Chairman, President and CEO

Attached to and made a part of
that certain Agreement, effective as of December 31, 2008
between
Cabot Oil & Gas Corporation
and
Dan O. Dinges

Schedule A

In the event the Executive so elects in accordance with Section 1(n)(IV) of the Agreement and subject to the Company's election rights provided in the same Section, the premiums payable by the Executive for continued medical, dental and life insurance coverage shall be such premiums as are in effect at the Company immediately prior to the Change in Control.

CABOT OIL & GAS CORPORATION

CHANGE IN CONTROL AGREEMENT

Confirmation that Certain Benefits no Longer Apply

WHEREAS, Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), and Dan O. Dinges, Scott C. Schroeder, Lisa A. Machesney, Abraham D. Garza, Jeffrey W. Hutton, Robert G. Drake, Phil Stalnaker, Matt Reid and Todd Roemer (“Executives”) each entered into an agreement (the “Change in Control Agreement”) providing that the Company will pay certain benefits in the event of a change in control of the Company, as described in the Change in Control Agreement; and

WHEREAS, the Company and each Executive previously entered into an individual letter agreement (the “SERP Agreement”) providing that the Company will pay certain supplemental benefits to such Executives, as described in the SERP Agreement; and

WHEREAS, effective as of December 9, 2010, the Company entered into an agreement (the “Agreement Concerning SERP”) with each Executive pursuant to which each Executive (i) acknowledged the Company’s right to terminate and liquidate the SERP Agreements and (ii) agreed that, in the event of the termination of the SERP Agreement, Section 1(p)(IV) of the Change in Control Agreement would no longer be effective without further action by the Executives; and

WHEREAS, effective as of October 26, 2010, the Company terminated the SERP Agreements.

NOW, THEREFORE, as of October 26, 2010, Section 1(p)(IV) of the Change in Control Agreement has no force of effect.

IN WITNESS WHEREOF, the Company has caused this confirmation to be executed by its duly authorized officer this 9 day of December, 2010, but effective as of October 26, 2010.

CABOT OIL & GAS CORPORATION

By:	/s/ Abraham D. Garza
Name: Abraham D. Garza
Title: V. P. Human Resources

Exhibit C

Restrictive Covenants

1.	Non-Compete. You shall not, either during the term of your employment by Cabot or for a period of one year thereafter, engage in any Competitive Business (as defined below) within any county or parish or adjacent to any county or parish in which Cabot or an affiliate owns an interest (whether by ownership, leasehold or otherwise) in any oil or natural gas properties or other properties utilized by Cabot in the operation of its business; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Business” shall mean the acquisition, development or production of crude oil and/or natural gas, or any other business activities that are the same as or similar to Cabot's or any of its affiliate's business operations as its business exists, and in the geographic areas in which Cabot is operating, on the date of termination of your employment.

2.	No Solicitation. You shall not, directly or indirectly, either during the term of your employment by Cabot or for a period of one year thereafter, (a) solicit, directly or indirectly, the services of any person who was an employee of Cabot, its subsidiaries, divisions or affiliates, or otherwise induce such employee to terminate or reduce such employment or (b) solicit the business of any person who was a client or customer of the Cabot, its subsidiaries, divisions or affiliates, in each case at any time during the last year of the term of your employment by Cabot.

3.	Remedies. You acknowledge and agrees that Cabot’s remedy at law for a breach or a threatened breach of the provisions of the foregoing covenants could be inadequate or difficult to quantify, and in recognition of this fact, in the event of a breach or threatened breach by you of any of the provisions of the foregoing covenants, it is agreed that Cabot will be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. You acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting you from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of the foregoing covenants, and consequently agree upon any such breach or threatened breach to the granting of injunctive relief prohibiting you from engaging in any activities prohibited by the foregoing covenants. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise. In addition, in the event of any breach or suspected breach of the provisions of the foregoing covenants, Cabot shall have the right to suspend immediately any payments or benefits that may otherwise be due to you pursuant to this Letter Agreement.

C-1